JOINT FILERS’ SIGNATURES

VATERA HOLDINGS LLC

By:  /s/ Kevin Ferro
Name:  Kevin Ferro
Title:  Chief Executive Officer, Chief Investment
           Officer and Managing Member

/s/ Kevin Ferro
Kevin Ferro